Exhibit 99.1

The Boeing Company
100 North Riverside Plaza
Chicago, IL 60606-1596 www.boeing.com

Boeing Reports Third-Quarter Financial Results

•	Third-quarter revenue was $16.7 billion, 9 percent higher than last year’s strike-affected quarter

•

Loss of $2.23 per share reflects $3.59 per share of expenses related to previously announced 787 cost reclassification and 747 charge, partially offset by solid performance in other commercial programs and the defense business

•	Operating cash flow increased to $1.2 billion

•	Backlog at $320 billion – nearly five times current annual revenues

•	2009 guidance updated for 787 cost reclassification and 747 charge

Table 1. Summary Financial Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions, except per share data)	2009	2008		2009	2008
Revenues	$16,688	$15,293	9%	$50,344	$48,245	4%
Earnings/(Loss) From Operations	$(2,151)	$1,147	NA	$403	$4,193	NA
Operating Margin	(12.9)%	7.5%	NA	0.8%	8.7%	NA
Net Income/(Loss)	$(1,564)	$695	NA	$44	$2,758	NA
Earnings/(Loss) per Share	$(2.23)	$0.96	NA	$0.06	$3.76	NA
Operating Cash Flow	$1,197	$(442)	NA	$2,391	$1,240	93%

CHICAGO, October 21, 2009 – The Boeing Company [NYSE: BA] reported a third-quarter net loss of $1.6 billion, or $2.23 per share, as revenues rose 9 percent to $16.7 billion. Current period results reflect the previously announced reclassification to research and development (R&D) of costs incurred through July for the first three 787 flight-test airplanes ($2.46 per share), spending on those planes for August and September ($0.14 per share), and the 747 charge ($0.99 per share), partially offset by solid performance in other commercial airplane programs and the company’s defense business (Table 1). Last year’s strike and supplier production problems reduced year-ago revenue by an estimated $2.1 billion and earnings by an estimated $0.60 per share.

Revenues for the first nine months of 2009 rose 4 percent to $50.3 billion due to higher commercial deliveries and growth in the defense segment. Earnings for the first nine months declined to $0.06 per share, including the third-quarter impacts described above and a first-quarter $0.38 per share impact from reductions to future twin-aisle production rates and lower delivery price escalation forecasts in Commercial Airplanes.

Earnings guidance for 2009 has been adjusted to between $1.35 and $1.55 per share, from $4.70 to $5.00, to reflect the 787 and 747 impacts.

“The 787 cost reclassification and the 747 charge for increased costs and difficult market conditions clearly overshadowed what continues to be otherwise solid performance across our commercial production programs and defense business,” said Boeing Chairman, President and Chief Executive Officer Jim McNerney. “We look forward to getting the 787 and 747-8 in the air soon and moving forward with flight test and certification for these two important programs.”

Boeing’s quarterly operating cash flow was $1.2 billion, which includes higher cash receipts than the year-ago period partially offset by continued investment in development programs (Table 2). For the first nine months of 2009, operating cash flow was $2.4 billion. Free cash flow* was $1.0 billion in the quarter and $1.4 billion year-to-date.

Table 2. Cash Flow

	Third Quarter		Nine Months
(Millions)	2009	2008	2009	2008
Operating Cash Flow[1]	$1,197	$(442)	$2,391	$1,240
Less Additions to Property, Plant & Equipment	$(229)	$(422)	$(965)	$(1,229)

Free Cash Flow*	$968	$(864)	$1,426	$11

[1]

Operating cash flow for third quarter of 2009 includes a $60 million contribution to pension plans. Operating cash flow for the first nine months includes a $60 million contribution to pension plans in 2009 and $531 million in 2008.

*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 8, “Non-GAAP Measure Disclosure.”

Cash and investments in marketable securities totaled $6.6 billion at September 30, up 31 percent from the end of the second quarter. The cash position was improved by the issuance of $1.95 billion in debt partially offset by investing cash flows of $1.0 billion for the purchase of 787 facilities in South Carolina and payment of Sea Launch guarantees (Table 3). The company did not acquire any of its shares in the quarter.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	3Q09	2Q09
Cash	$6.1	$4.6
Marketable Securities[1]	$0.5	$0.4

Total	$6.6	$5.0

Debt Balances:
The Boeing Company	$7.6	$5.7
Boeing Capital Corporation	$3.4	$3.4

Total Consolidated Debt	$11.0	$9.1

[1]	Marketable securities consists primarily of investment-grade instruments classified as “short-term investments” and “investments.”

Total company backlog at quarter-end was $320 billion, down 2 percent in the quarter, as backlog for both Commercial Airplanes and Integrated Defense Systems declined during the period.

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) third-quarter revenues increased 13 percent to $7.9 billion on higher deliveries partially offset by lower services volume, while last year’s revenues were affected by a labor strike and supplier production problems. The current period operating loss of $2.8 billion reflects the previous 787 and 747 announcements mentioned above. R&D expense includes the $2.5 billion reclassification of costs incurred through July on the first three 787 flight test airplanes and $138 million of spending on those airplanes in August and September. The 747 forward-loss of $1.0 billion is due to increased production costs and difficult market conditions (Table 4).

For the first nine months of 2009, revenues rose to $24.9 billion on increased airplane deliveries, partially offset by lower volume in services. Operating earnings fell to a loss of $1.6 billion driven by the 787 and 747 impacts.

Table 4. Commercial Airplanes Operating Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions)	2009	2008		2009	2008
Commercial Airplanes Deliveries	113	84	35%	359	325	10%

Revenues	$7,883	$6,946	13%	$24,868	$23,674	5%
Earnings/(Loss) from Operations	$(2,837)	$394	NA	$(1,603)	$2,154	NA

Operating Margins	(36.0)%	5.7%	NA	(6.4)%	9.1%	NA

BCA booked 96 gross orders during the quarter while 17 others were removed from its order book. Contractual backlog was $254 billion, more than seven times BCA’s expected 2009 revenues.

The 787 program has begun the previously announced reinforcement to an area within the side-of-body joint. First flight of the airplane remains on track to occur by the end of 2009, with first delivery scheduled for the fourth quarter of 2010. The company also recently completed its acquisition of the 787 production facility in South Carolina from Vought. Total firm orders are now 840 airplanes from 55 customers, including the previously disclosed ten-unit cancellation that occurred after quarter-end.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) third-quarter revenues rose 3 percent to $8.7 billion on increased military aircraft deliveries and higher volume in services. Operating margins were 10.1 percent reflecting strong performance in Boeing Military Aircraft and Network & Space Systems (Table 5).

For the first nine months of 2009, IDS revenues increased by 5 percent to $25.1 billion on growth in Military Aircraft and Global Services segments as operating margins were 9.8 percent, increasing earnings 5 percent to $2.5 billion.

Table 5. Integrated Defense Systems Operating Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions)	2009	2008		2009	2008
Revenues
Boeing Military Aircraft	$3,951	$3,702	7%	$10,324	$10,169	2%
Network & Space Systems	$2,711	$2,987	(9)%	$8,492	$8,485	0%
Global Services & Support	$2,082	$1,808	15%	$6,298	$5,352	18%

Total IDS Revenues	$8,744	$8,497	3%	$25,114	$24,006	5%

Earnings from Operations
Boeing Military Aircraft	$486	$388	25%	$1,160	$929	25%
Network & Space Systems	$252	$302	(17)%	$698	$806	(13)%
Global Services & Support	$147	$164	(10)%	$612	$616	(1)%

Total IDS Earnings from Operations	$885	$854	4%	$2,470	$2,351	5%

Operating Margins	10.1%	10.1%	— Pts	9.8%	9.8%	— Pts

Boeing Military Aircraft (BMA) third-quarter revenue rose 7 percent to $4.0 billion and operating margin expanded to 12.3 percent, reflecting improved delivery mix and strong execution across its programs. During the quarter, BMA delivered 34 aircraft, the third P-8A achieved its first flight, the P-8 India contract was finalized, and the Chinook program received a 15-aircraft contract from Canada.

Network & Space Systems third-quarter revenues were $2.7 billion primarily driven by lower volume on intelligence and security systems, missile defense, and combat systems. Operating margin was 9.3 percent reflecting strong performance across the segment’s array of programs partially offset by a less favorable contract mix. During the quarter, key flight milestones were achieved on Directed Energy programs, and the company was awarded contracts to provide four of its new 702B satellite to Intelsat.

Global Services & Support (GS&S) revenues increased 15 percent on higher volume across its broad portfolio of services and logistics products. During the quarter, GS&S operating margins were 7.1 percent driven by a contract adjustment and less favorable contract mix. In this segment, the company was awarded contracts for A-10 modernization as part of a $1.6 billion lifecycle program support contract and a UK Chinook modernization contract.

IDS’ backlog is $65.8 billion, nearly two times expected 2009 revenues. The reduction in backlog was primarily due to termination of the manned ground vehicle portion of the Future Combat Systems contract due to changing US defense priorities.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) reported third-quarter pre-tax earnings of $39 million compared to $37 million in the same period last year (Table 6). During the quarter, BCC’s portfolio balance declined slightly to $6.1 billion, down from $6.3 billion at the end of the second quarter, on normal portfolio run-off through customer payments and depreciation, partially offset by $153 million in new aircraft financings and other volume. BCC contributed $48 million in cash dividends to the company during the quarter. BCC’s debt-to-equity ratio was unchanged at 5.0-to-1.

Table 6. Boeing Capital Corporation Operating Results

	Third Quarter		Change	Nine Months		Change
(Dollars in Millions)	2009	2008		2009	2008
Revenues	$166	$171	(3)%	$496	$535	(7)%
Earnings from Operations	$39	$37	5%	$112	$143	(22)%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology, as well as certain results related to the financial consolidation of all business units. Other segment expense was $36 million in the third quarter.

Total pension expense for the quarter was $230 million, as compared to $176 million in the same period last year. A total of $254 million was recognized in the operating segments in the quarter (up from $125 million in the same period last year), partially offset by a $24 million contribution to earnings in unallocated items.

Unallocated expense was $202 million driven by higher deferred compensation expense partially offset by lower unallocated pension expense, up from $90 million in the same quarter last year which included a more favorable insurance adjustment.

Interest expense for the quarter was $92 million, up from $49 million in the same period last year due to additional debt issued in 2009. Other income (expense) decreased $59 million driven by lower interest earned on cash balances.

Outlook

The 2009 financial guidance is updated to include the previously disclosed 787 cost reclassification and 747 charge (Table 7).

Boeing’s 2009 revenue guidance is reaffirmed at $68 billion to $69 billion. Earnings-per-share guidance for 2009 has been reduced to between $1.35 and $1.55 per share from $4.70 to $5.00 per share for the 787 cost reclassification and 747 charge. Operating cash flow guidance is reaffirmed at greater than $2.5 billion, including discretionary pension contributions of approximately $0.5 billion and an assumption of $0.8 billion for new commercial airplane financings. The company will issue financial guidance for 2010 with its fourth-quarter 2009 results.

Commercial Airplanes’ 2009 delivery guidance remains at between 480 and 485 airplanes and is sold out. BCA’s 2009 revenue is unchanged at between $34 billion and $35 billion, and operating margin is expected to be between (3) percent and (2.5) percent due to the previously discussed 787 and 747 impacts.

IDS guidance for 2009 remains unchanged with revenue between $33 billion and $34 billion and operating margins of approximately 10 percent.

Boeing Capital Corporation now expects that the aircraft finance portfolio will be stable as the amount of new aircraft financing in 2009 will approximate normal portfolio runoff due to customer payments and depreciation.

Boeing’s 2009 R&D forecast is between $6.6 billion and $6.8 billion, up from $3.6 billion to $3.8 billion, driven by the 787 cost reclassification, an operating model adjustment to better balance BCA R&D efforts going forward, and higher IDS R&D. Capital expenditures for 2009 are expected to be approximately $1.3 billion, down from approximately $1.4 billion. The company’s non-cash pension expense is expected to be approximately $0.9 billion in 2009. The third-quarter tax benefit related to the 787 cost reclassification and 747 charge was 30.6 percent, and the full-year tax benefit for both impacts is expected to be approximately 37 percent.

Table 7. Financial Outlook (Dollars in Billions, except per-share data)	2009
The Boeing Company
Revenues	$68 - $69
Earnings Per Share (GAAP)	$1.35 - $1.55
Operating Cash Flow [1]	> $2.5

Boeing Commercial Airplanes
Deliveries	480 - 485
Revenues	$34 - $35
Operating Margin	(3)% - (2.5)%

Integrated Defense Systems
Revenues
Boeing Military Aircraft	~ $14.0
Network & Space Systems	~ $11
Global Services & Support	~ $8.5

Total IDS Revenues	$33 - $34

Operating Margin
Boeing Military Aircraft	~ 10.5%
Network & Space Systems	~ 8.5%
Global Services & Support	~ 11%

Total IDS Operating Margin	~ 10%

Boeing Capital Corporation
Portfolio Size	Stable
Revenue	~ $0.6
Return on Assets	> 1.0%

Research & Development	$6.6 - $6.8
Capital Expenditures	~ $1.3

[1]	After pension contributions of $0.5 billion and assumed $0.8 billion for new aircraft financings in 2009.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, those set forth below and other important factors disclosed previously and from time to time in our other filings with the Securities and Exchange Commission: the effect of economic conditions in the United States and globally; the impact on our accounts receivable, customer financing portfolios and allowance for losses of customer defaults and changes in customer credit ratings, credit default rates and collateral values; the impact on our revenues and operating results of changes to indices included in indexed price escalation clauses included in our contracts with commercial airplane and defense customers; the successful execution of our Commercial Airplanes and Integrated Defense Systems backlog; the effects of customers canceling, modifying and/or rescheduling contractual orders and advance payments; the timing and effects of any decisions to increase or decrease the rate of commercial airplane production; the timing and effects of decisions to complete or launch a Commercial Airplanes program; the ability to successfully develop and timely produce the 787 and 747-8 aircraft; the ability of our suppliers and, as applicable, subcontractors to successfully and timely perform their obligations; the effect on our revenues of political and legal processes, changing defense priorities, and associated budget reductions by U.S. and international government customers affecting Boeing defense programs; our relationship with our union-represented workforce and the negotiation of collective bargaining agreements; the impact of volatile fuel prices and the airline industry’s response; the effect of trade and globalization on long-term growth in passenger and cargo traffic; the effect of world trade and credit availability on air cargo traffic; the effect of declines in aircraft valuations; the impact of airline traffic volumes and revenue yields on near-term global airline profitability; the impact on our revenues or operating results of airline bankruptcies; the availability of commercial and government financing and the extent to which we are called upon to fund outstanding financing commitments or satisfy other financing requests, and our ability to satisfy those requirements; the continuation of historical costs for fleet support services; the receipt of estimated award and incentive fees on U.S. government contracts; the future demand for commercial satellites and projections of future order flow; the potential for technical or quality issues on development programs, including the Airborne Early Warning and Control program, International KC-767 Tanker, other fixed-price development programs, or commercial satellite programs, to affect schedule and cost estimates, or cause us to incur a material charge or experience a termination for default; the outcome of any litigation and/or government investigation in which we are a party, and other contingencies; returns on pension fund assets, impacts of future interest rate changes on pension obligations and rising healthcare costs; our ability to access external capital resources to fund our operations; the amounts and effects of underinsured operations, including satellite launches; our ability to recover the proportionate amounts owed to us from the other Sea Launch partners; and the scope, nature or impact of acquisition or disposition activity and investment in any joint ventures/strategic alliances, including Sea Launch and United Launch Alliance, and indemnifications and guarantees related thereto.

# # #

Contact:

Investor Relations:	Diana Sands or Rob Young (312) 544-2140
Communications:	Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2009	2008	2009	2008
Sales of products	$42,098	$40,393	$13,967	$12,407

Sales of services	8,246	7,852	2,721	2,886

Total revenues	50,344	48,245	16,688	15,293

Cost of products	(35,432)	(32,736)	(12,273)	(10,311)

Cost of services	(6,468)	(6,179)	(2,165)	(2,176)

Boeing Capital Corporation interest expense	(132)	(173)	(42)	(54)

Total costs and expenses	(42,032)	(39,088)	(14,480)	(12,541)

	8,312	9,157	2,208	2,752
Income from operating investments, net	186	195	84	72

General and administrative expense	(2,584)	(2,350)	(868)	(740)

Research and development expense, net	(5,504)	(2,811)	(3,574)	(937)

(Loss)/gain on dispositions, net	(7)	2	(1)

Earnings/(loss) from operations	403	4,193	(2,151)	1,147

Other income/(loss), net	7	257	(4)	55

Interest and debt expense	(229)	(145)	(92)	(49)

Earnings/(loss) before income taxes	181	4,305	(2,247)	1,153

Income tax (expense)/benefit	(129)	(1,565)	687	(470)

Net earnings/(loss) from continuing operations	52	2,740	(1,560)	683
Net (loss)/gain on disposal of discontinued operations, net of taxes of $5, ($10), $2 and ($6)	(8)	18	(4)	12

Net earnings/(loss)	$44	$2,758	$(1,564)	$695

Basic earnings/(loss) per share from continuing operations	$0.08	$3.78	$(2.22)	$0.95

Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.02	(0.01)	0.02

Basic earnings/(loss) per share	$0.07	$3.80	$(2.23)	$0.97

Diluted earnings/(loss) per share from continuing operations	$0.07	$3.74	$(2.22)	$0.94

Net (loss)/gain on disposal of discontinued operations, net of taxes	(0.01)	0.02	(0.01)	0.02

Diluted earnings/(loss) per share	$0.06	$3.76	$(2.23)	$0.96

Cash dividends paid per share	$1.26	$1.20	$0.42	$0.40

Weighted average diluted shares (millions)	708.1	734.2	701.3	721.9

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	September 30 2009	December 31 2008
Assets

Cash and cash equivalents	$6,095	$3,268

Short-term investments	351	11

Accounts receivable, net	6,718	5,602

Current portion of customer financing, net	341	425

Deferred income taxes	741	1,046

Inventories, net of advances and progress billings	15,981	15,612

Total current assets	30,227	25,964

Customer financing, net	5,923	5,857

Property, plant and equipment, net of accumulated depreciation of $12,742 and $12,280	8,912	8,762

Goodwill	4,293	3,647

Other acquired intangibles, net	2,920	2,685

Deferred income taxes	3,835	4,114

Investments	1,120	1,328

Pension plan assets, net	20	16

Other assets, net of accumulated amortization of $511 and $400	1,417	1,406

Total assets	$58,667	$53,779

Liabilities and shareholders’ equity

Accounts payable	$7,053	$5,871

Other accrued liabilities	12,217	11,564

Advances and billings in excess of related costs	11,792	12,737

Income taxes payable	14	41

Short-term debt and current portion of long-term debt	973	560

Total current liabilities	32,049	30,773

Accrued retiree health care	7,344	7,322

Accrued pension plan liability, net	8,553	8,383

Non-current income taxes payable	998	1,154

Other long-term liabilities	535	337

Long-term debt	10,065	6,952

Shareholders’ equity:

Common shares, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 and 1,012,261,159 shares issued	5,061	5,061

Additional paid-in capital	3,956	3,456

Treasury shares, at cost – 285,761,457 and 285,661,944	(17,733)	(17,758)

Retained earnings	22,104	22,675

Accumulated other comprehensive loss	(12,821)	(13,525)

ShareValue Trust shares – 29,338,820 and 28,460,769	(1,595)	(1,203)

Total Boeing shareholders’ equity	(1,028)	(1,294)

Noncontrolling interest	151	152

Total shareholders’ equity	(877)	(1,142)

Total liabilities and shareholders’ equity	$58,667	$53,779

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2009	2008
Cash flows - operating activities:
Net earnings	$44	$2,758
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	180	159
Depreciation	1,047	952
Amortization of other acquired intangibles	152	122
Amortization of debt discount/premium and issuance costs	7	8
Investment/asset impairment charges, net	66	21
Customer financing valuation provision	31	73
Loss/(gain) on disposal of discontinued operations	13	(28)
Loss/(gain) on dispositions, net	7	(2)
Other charges and credits, net	170	83
Excess tax benefits from share-based payment arrangements	(5)	(100)
Changes in assets and liabilities –
Accounts receivable	(818)	(145)
Inventories, net of advances and progress billings	(582)	(1,670)
Accounts payable	1,169	742
Other accrued liabilities	1,091	(570)
Advances and billings in excess of related costs	(961)	(2,061)
Income taxes receivable, payable and deferred	133	733
Other long-term liabilities	(3)	(157)
Pension and other postretirement plans	819	(159)
Customer financing, net	(204)	628
Other	35	(147)

Net cash provided by operating activities	2,391	1,240

Cash flows - investing activities:
Property, plant and equipment additions	(965)	(1,229)
Property, plant and equipment reductions	25	16
Acquisitions, net of cash acquired	(639)	(490)
Contributions to investments	(728)	(6,372)
Proceeds from investments	606	8,399
Payments on Sea Launch guarantees	(448)
Purchase of distribution rights		(151)

Net cash (used)/provided by investing activities	(2,149)	173

Cash flows - financing activities:
New borrowings	3,772	5
Debt repayments	(256)	(616)
Repayments of distribution rights financing		(210)
Stock options exercised, other	8	43
Excess tax benefits from share-based payment arrangements	5	100
Employee taxes on certain share-based payment arrangements	(19)	(81)
Common shares repurchased	(50)	(2,583)
Dividends paid	(915)	(901)

Net cash provided/(used) by financing activities	2,545	(4,243)

Effect of exchange rate changes on cash and cash equivalents	40	(26)

Net increase/(decrease) in cash and cash equivalents	2,827	(2,856)
Cash and cash equivalents at beginning of year	3,268	7,042

Cash and cash equivalents at end of period	$6,095	$4,186

Non-cash investing and financing activities:
Purchase of distribution rights	$316	$180

The Boeing Company and Subsidiaries

Summary of Business Segment Data

(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2009	2008	2009	2008
Revenues:
Commercial Airplanes	$24,868	$23,674	$7,883	$6,946
Integrated Defense Systems:
Boeing Military Aircraft	10,324	10,169	3,951	3,702
Network and Space Systems	8,492	8,485	2,711	2,987
Global Services and Support	6,298	5,352	2,082	1,808

Total Integrated Defense Systems	25,114	24,006	8,744	8,497
Boeing Capital Corporation	496	535	166	171
Other segment	125	527	51	300
Unallocated items and eliminations	(259)	(497)	(156)	(621)

Total revenues	$50,344	$48,245	$16,688	$15,293

Earnings/(loss) from operations:
Commercial Airplanes	$(1,603)	$2,154	$(2,837)	$394
Integrated Defense Systems:
Boeing Military Aircraft	1,160	929	486	388
Network and Space Systems	698	806	252	302
Global Services and Support	612	616	147	164

Total Integrated Defense Systems	2,470	2,351	885	854
Boeing Capital Corporation	112	143	39	37
Other segment	(105)	(233)	(36)	(48)
Unallocated items and eliminations	(471)	(222)	(202)	(90)

Earnings/(loss) from operations	403	4,193	(2,151)	1,147
Other income/(loss), net	7	257	(4)	55
Interest and debt expense	(229)	(145)	(92)	(49)

Earnings/(loss) before income taxes	181	4,305	(2,247)	1,153
Income tax (expense)/benefit	(129)	(1,565)	687	(470)

Net earnings/(loss) from continuing operations	52	2,740	(1,560)	683
Net (loss)/gain on disposal of discontinued operations, net of taxes of $5, ($10), $2 and ($6)	(8)	18	(4)	12

Net earnings/(loss)	$44	$2,758	$(1,564)	$695

Research and development expense, net:
Commercial Airplanes	$4,642	$2,108	$3,272	$705
Integrated Defense Systems:
Boeing Military Aircraft	430	361	143	121
Network and Space Systems	293	227	108	73
Global Services and Support	126	113	42	38

Total Integrated Defense Systems	849	701	293	232
Other segment	13	2	9

Total research and development expense, net	$5,504	$2,811	$3,574	$937

Unallocated items and eliminations:
Share-based plans expense	$(140)	$(115)	$(24)	$(70)
Deferred compensation expense	(134)	136	(88)	55
Pension	69	(194)	24	(51)
Post-retirement	(61)	(60)	(17)	(20)
Capitalized interest	(42)	(38)	(15)	(11)
Other	(163)	49	(82)	7

Total	$(471)	$(222)	$(202)	$(90)

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Nine months ended September 30		Three months ended September 30
Commercial Airplanes	2009	2008	2009	2008
737 Next-Generation	280	254	90	67
747	6	13		4
767	10	8	4	2
777	63	50	19	11

Total	359	325	113	84

Integrated Defense Systems

Boeing Military Aircraft
F/A-18 Models	36	33	13	12
F-15E Eagle	10	11	4	7
C-17 Globemaster	12	12	5	4
KC-767 Tanker	1	2
CH-47 Chinook	4	8	3	4
T-45TS Goshawk	6	5	2	2
AH-64 Apache	20	2	7	1

Network and Space Systems
Delta II		1		1
Delta IV	1
Commercial and Civil Satellites	2	1
Military Satellites	3		2

Contractual backlog (Dollars in billions)	September 30 2009	June 30 2009	March 31 2009	December 31 2008
Commercial Airplanes	$253.9	$257.4	$266.0	$278.6
Integrated Defense Systems:
Boeing Military Aircraft	26.1	28.2	28.2	25.7
Network and Space Systems	7.8	8.0	8.9	8.9
Global Services and Support	11.1	11.7	11.6	10.7

Total Integrated Defense Systems	45.0	47.9	48.7	45.3

Total contractual backlog	$298.9	$305.3	$314.7	$323.9

Unobligated backlog	$21.1	$22.5	$24.7	$28.2

Total backlog	$320.0	$327.8	$339.4	$352.1

Workforce	158,300	158,700	160,900	162,200